                                  EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                       Quarter Ended      Quarter Ended
                                                       June 30, 2001      June 30, 2000
                                                       -------------      --------------
Net Income (Loss)                                         $  4,446           $(23,760)
                                                          ========           ========

Weighted average shares outstanding                        204,787            208,468

Reduction for common shares not yet released by
  Employee Stock Ownership Plan                              8,741             10,578
                                                          --------           --------
Total weighted average common shares
  outstanding for basic computation                        196,046            197,890
                                                          ========           ========

Basic earnings (loss) per share                           $    .02           $   (.12)
                                                          ========           ========
Total weighted average common shares
  outstanding for basic computation                        196,046            197,890

Common stock equivalents due to dilutive
  effect of stock options                                    2,647              2,641
                                                          --------           --------
Total weighted average common shares and
  equivalents outstanding for diluted computation          198,693            200,531
                                                          ========           ========

Diluted earnings (loss) per share                         $    .02           $   (.12)
                                                          ========           ========